Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MGC Diagnostics Corporation and Subsidiaries (the Company) of our report dated January 29, 2015, relating to the consolidated financial statements included in the Company's annual report on Form 10-K for the year ended October 31, 2014.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

May 28, 2015